EXHIBIT 99.1

BOEING EXERCISES WORLD AIR HOLDINGS WARRANTS

PEACHTREE CITY, Ga. (Jan. 18, 2005) — World Airways, a wholly owned subsidiary of World Air Holdings, Inc. (NASDAQ: WLDA), announced today that The Boeing Company exercised warrants for one million shares of World Air Holdings common stock at an exercise price of $2.50. The warrants were issued by the company pursuant to a 2000 agreement in connection with certain aircraft lease agreements. The warrants had an expiration date of March 29, 2005.

World Airways, a wholly owned subsidiary of World Air Holdings, Inc., is a U.S.-certificated air carrier providing customized transportation services for major international cargo and passenger carriers, the United States military, and international leisure tour operators. Founded in 1948, World operates a fleet of 16 wide-body aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

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